                                                                    Exhibit 10.7

[CHROMA VISION LOGO]

June 9, 2004

Richard J. Cote, M.D.
911 Hilts Avenue
Los Angeles, CA 90024

Dear Richard:

      ChromaVision Medical Systems, Inc. (the "Company") is pleased to enter into this letter agreement (the "Letter Agreement") with you (the "Executive") which will address the terms of Executive's employment with the Company. The Company considers it essential and in the best interests of its stockholders to attract and foster the continuous employment of key management of the Company, and the arrangements described in this Letter Agreement are intended to address that goal.

1. Duties. During the period (the "Term") commencing on the date hereof (the "Commencement Date") until March 31, 2005, Executive will serve as Vice President - Chief Medical Officer and will report directly to the President and Chief Executive Officer of the Company. Executive will make a full time commitment to the development of the Company's business of providing integrated oncology services and information resources for application in the oncology drug discovery and development process and of providing patient-specific cancer diagnostic and prognostic information (the "Target Business"). It shall not be a violation of this Letter Agreement for Executive to fulfill limited medical research commitments so long as such obligations do not interfere with the performance of Executive's full-time responsibilities as an employee of the Company in accordance with this Letter Agreement.

2. Term. Notwithstanding anything to the contrary herein, Executive's employment relationship with the Company is employment "at will". As a result, Executive's employment may be terminated by the President, Chief Executive Officer, or the Board of Directors of the Company, or by Executive at any time (subject to the notice provision below), in each case without any liability or obligation, except as set forth in this Letter Agreement. Executive may terminate employment at any time for convenience. If Executive terminates his employment, he shall give the Company written notice of such termination not less than sixty (60) days prior to the effective date of such termination. In light of the severance benefits provided for in Section 6, the Company will have no obligation to give Executive prior notice of any such termination by the Company (whether or not such termination is without cause). At the end of the Term, Executive and Company will discuss in good faith the terms of a new consulting agreement to cover periods following the expiration of the Term.

3. Compensation.

      (a) Base Salary. During the Term, Executive will receive a base salary equal to $240,000 per annum less the amount of UPA Payments (as defined below), payable in biweekly increments, subject to annual salary and performance review and potential salary increase at the sole discretion of the Company. Under no circumstances will Executive's annual salary be reduced as a result of such performance review. Upon written request from Executive (which request will be irrevocable), the Company will make a monthly payment to the University Pathology Associates, Inc. ("UPA") in an amount equal to (i) $5,476.41 for the period from the Commencement Date through and including June 30, 2004, and (ii) $5,486.64 for the period from July 1, 2004 through and including March 31, 2005 (collectively, the "UPA Payments"); provided, however, that in the event a Severance Termination occurs during the Term, the UPA Payments shall cease immediately on the date of such termination. In the event Executive requests that such payments be made to UPA, the Company will coordinate directly with UPA regarding the appropriate mechanics for making the UPA Payments and Executive acknowledges that he will have no further rights or claims of any sort whatsoever to the UPA Payments and that the Company will have the right to withhold applicable taxes (if required) and other legally required deductions from the UPA Payments.

      (b) Bonus. Executive will be eligible for a performance-based bonus as a participant in the Company's Management Incentive Plan ("MIP") (target incentives as determined by the Compensation Committee of the Board of Directors) with an annual target payment of 50% of base salary. Any earned MIP payment will be pro-rated based on the number of days of service in the applicable year.

      (c) Expenses. The Company will reimburse Executive all reasonable costs of travel, entertainment, meals lodging and related expenses incurred in connection with providing services under this Letter Agreement in a manner consistent with the Company's travel and entertainment policy. In addition, the Company will reimburse Executive for attorneys' fees which Executive may reasonably incur in connection with the defense of the action captioned Impath Inc., et al. v. Safeguard Scientifics, Inc., ChromaVision Medical Systems Inc., Richard J. Cote, Heather Creran and Horacio Vall denominated Case No. 04-02782 (PCB), currently pending in the United States Bankruptcy Court, Southern District of New York (the "Impath Litigation"), provided that the Company will control all proceedings and activities related to such defense with counsel designated by it to jointly defend the Company, Executive and the other defendants in such matter ("Joint Counsel"); further provided, that the Company's obligation to reimburse Executive will be conditioned on Executive's agreement to the terms of the joint representation letter in the form of Exhibit __ hereto; and, further provided, that during the period when Executive is represented by Joint Counsel, the Company will be obligated to reimburse Executive for separate legal counsel selected by Executive in connection with the Impath Litigation only to the extent that (a) the scope of the legal services and amount of legal fees incurred are of a limited nature consistent with the scope of the legal services and the amount of legal fees incurred by Executive's "shadow" counsel in connection with the Impath Litigation for periods prior to the date hereof, or
(b) the parties otherwise agree given the duration of the Impath Litigation and the tasks required to be undertaken by Executive's "shadow" counsel (it being understood that if the Company notifies Executive in writing that Joint Counsel is unable to continue its representation of the Company and Executive, then the Company shall reimburse Executive for attorney's fees reasonably incurred by Executive in connection with the Impath Litigation for any single firm of separate counsel selected by Executive).

      (d) Housing. The Company will reimburse Executive the reasonable cost associated with hotel accommodations near the Company's headquarters during the work week.

4. Restricted Stock Grants. Assuming Executive remains in Continued Service (as defined on Schedule A) with the Company, Executive shall be granted equity incentives as described on and subject to the terms of Schedule A hereto. This incentive program shall be in lieu of participation in the equity incentive program provided to other senior executives.

5. Fringe Benefits.

      (a) Insurance. Executive is eligible for group life and accidental death and dismemberment insurance in an amount equal to one times the Executive's annual base salary not to exceed $600,000 (assuming that Executive meets normal insurability requirements). If insurability requirements cannot be met, the maximum amount of group life insurance benefit is $225,000. Executive will be offered the opportunity to purchase voluntary life insurance for himself and his spouse and children, if applicable; and otherwise be eligible to participate in all other benefits programs offered generally by the Company to its other Executives, including medical, dental, and vision insurance, short and long term disability insurance, 401k Plan, flexible spending account (Section 125) plan and employee assistance program.

      (b) Vacation. Executive will also be entitled to seventeen (17) days of vacation which will accrue from Commencement Date at the rate of 5.23 hours for each biweekly pay period. Executive may not accrue more than forty (40) hours above his eligible vacation allowance per year. All vacation accrued will carry over year to year; however, the point at which the total number of vacation hours accrued exceeds the maximum allowable, no additional accruals will be earned until the amount is reduced below the maximum.

      (c) D&O Insurance. Executive will be covered under the Company's Director's and Officer's insurance policies in a manner and with coverage that is consistent with other officers of the Company, and in his capacity as an officer of the Company, Executive will be entitled to indemnification under the terms set forth in the Company's certificate of incorporation and bylaws to the same extent as other officers of the Company (it being understood that the Company shall not be obligated to indemnify Executive for breaches of the representations, warranties and covenants set forth in Section 10 below).

      6. Severance Payments. Subject to the provisions of (d) below and the other terms and conditions of this Letter Agreement, in the event during the Term (i) the Company terminates Executive's employment without cause, (ii) Executive terminates his employment with good reason within twelve months following a Change of Control, (iii) Executive's employment terminates as a result of Executive's death or disability, or (iv) Executive terminates his employment due to the Company's failure to diligently pursue the Target Business (any of the foregoing being a "Severance Termination"), the Company will provide Executive the following benefits, which shall be the only severance benefits or other payments with respect to Executive's employment with the Company to which Executive shall be entitled. Without limiting the generality of the foregoing, these benefits are in lieu of all salary (except for salary for periods ending on the date of termination), accrued vacation and other rights Executive may have against the Company or its affiliates.

      (a) After a Severance Termination, any UPA Payments shall cease immediately upon such termination and Executive will receive (i) his base salary for the remainder of the Term and (ii) at the discretion of the Board of Directors of the Company, any projected "bonus" (determined in accordance with Section 8 hereof) for the remainder of the Term.

      (b) Upon a Severance Termination, (i) Executive will be able to exercise any options previously issued to him which have become exercisable on or before the termination date until the earlier of (A) the first anniversary of the date of termination or (B) the expiration date of the option; (ii) Executive will receive a pro rata portion of the Business Establishment Grant (rounded down to the nearest whole number) determined by multiplying the Business Establishment Grant by a fraction (rounded to two decimal places), the numerator of which is the number of complete months of Continued Service during the Term, and the denominator of which is 12, but in no event shall such pro rata portion be fewer than 75,000 shares, and such shares shall be fully vested on the date of termination; and (iii) on the first anniversary of the date of such termination, Executive will receive (A) the Business Participant Grant, if any, to which Executive would otherwise have been entitled had his Continued Service not so terminated, for the calendar year in which such termination occurs and (B) a pro rata portion of the Business Participant Grant for the following calendar year commencing on January 1 of such calendar year and ending on the first anniversary of the date of such termination; provided, however, that if the Severance Termination occurs by reason of Executive's termination of his employment for good reason within twelve months following a Change of Control, then clause (iii) above will not apply and the provisions under the caption "Change of Control" under Schedule A will apply. Such pro rata portion of the Business Establishment Grant and such Business Participant Grants (or portion thereof) specified in clauses (ii) and (iii) above shall be fully vested on the date of grant. For purposes of this paragraph, (i) "Business Participant Grant for the following year commencing on January 1 of such calendar year and ending on the first anniversary of the date of such termination" means the Business Participant Grant Executive would have received if the Incremental Growth in Clinical Services Revenue for the period from January 1 of the calendar year following the year in which the Severance Termination occurs through the first anniversary of the date of such termination was annualized for the entire year, and (ii) the "pro rata portion" means the number of days in such year up to and including the date of the first anniversary of such termination divided by the total number of days in that full calendar year.

      (c) Upon a Severance Termination, Executive will receive continued coverage under the Company's medical and health plans in accordance with COBRA rules and regulations following the termination date for the remainder of the Term (including any period as may be required by law), provided that coverage will end if Executive obtains comparable coverage from a subsequent employer or otherwise ceases to be eligible for COBRA benefits. If Executive ceases to be eligible for COBRA because the Company does not pay the premiums for its existing or group insurance policy or the Company ceases to have a group healthcare plan, the Company will pay Executive, for any portion of the period referred to above during which Executive's COBRA eligibility ceases for such reasons, the amount of the premium it would have had to pay for Executive's coverage under the then existing, or if none, the most recently existing, healthcare insurance policy. Executive should consult with the Company's Manager of Human Resources concerning the process for assuming ownership of and continued premium payments for any life insurance policy. Executive will be reimbursed in accordance with Company policies promptly for all of Executive's reasonable and necessary business expenses incurred on behalf of the Company prior to Executive's termination date.

      (d) All compensation and benefits described above in (a) through (c) of this Section 6 will be contingent upon (i) Executive's execution of a release of all claims against the Company substantially in the form of Exhibit A and expiration of the seven-day revocation period referred to in the release, (ii) Executive's not engaging in any Competition (as defined in Section 7 of this Letter

Agreement) with the Company during the period of his employment by the Company or the Term, and (iii) Executive's not engaging in any Solicitation (as defined in Section 7 of this Letter Agreement) during the period of his employment by the Company or the Term.

      (e) The Company will pay Executive the amount described in (a) above in equal monthly installments with the first payment being payable on the date when the seven-day revocation period referred to below with respect to the release expires. The Company will prepare the final release (which will be substantially in the form attached as Exhibit A to this Letter Agreement) and deliver it to Executive within five business days of Executive's termination of employment. Executive will have twenty-one (21) days in which to consider the release although Executive may execute it sooner. Please note that the release has a revocation period of seven days.

      (f) In this Letter Agreement, the term "cause" means (a) Executive's failure to adhere to any written policy of the Company if Executive has been given a reasonable opportunity to comply with such policy and cure Executive's failure to comply (which reasonable opportunity to cure must be granted for a period of ten days); (b) Executive's appropriation (or attempted appropriation) of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (c) Executive's misappropriation (or attempted misappropriation) of any of the Company's funds or property (including without limitation trade secrets and other intellectual property); (d) Executive's actual (as opposed to merely asserted) breach or default under any other agreements or obligations provided for in previous employment agreements including provisions related to obligations of confidentiality, noncompetition, nonsolicitation or use of information, (e) actual (as opposed to merely asserted) legal prohibitions on Executive's ability to provide services to the Company contemplated by this Letter Agreement arising from Executive's fiduciary or other duties or obligations to Executive's most recent employer (prior to Executive's becoming a consultant to the Company), or (f) Executive's conviction of, or Executive's entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof. In this Letter Agreement, the term "good reason" means (i) Executive's assignment (without Executive's consent) to a position, title, responsibilities, or duties of a materially lesser status or degree of responsibility than the position, responsibilities, or duties of Vice President - Chief Medical Officer, or (ii) the relocation of the Company's offices at which Executive is based to a location which is more thirty miles from the location of the Company's principal offices on the date of this Letter Agreement; provided, however, that Executive must have given the written notice to the Company that Executive believes he has the right to terminate employment for good reason, specifying in reasonable detail the events comprising the good reason, and the Company fails to eliminate the good reason within fifteen (15) days after receipt of the notice.

      (g) In this Letter Agreement, the term "Change of Control" means (a) the issuance, sale, transfer or acquisition by the Company of shares of capital stock of the Company (including a transfer as a result of death, disability, operation of law, or otherwise) in a single transaction or a group of related transactions, as a result of which any entity, person, or group (other than Safeguard Scientifics, Inc. and/or its affiliates) acquires the beneficial ownership of newly issued, outstanding or treasury shares of the capital stock of the Company having 50% or more of the combined voting power of the Company's then outstanding securities entitled to vote for at least a majority of the authorized number of directors of the Company or (b) any merger, consolidation, sale of all or substantially all the assets or other comparable transaction as a result of which all or substantially all of the assets and business of the Company are acquired directly or indirectly by another entity

(except Safeguard Scientifics, Inc. and/or any of its affiliates). An "affiliate" of an entity is an entity controlling, controlled by, or under common control with the entity specified, directly or indirectly through one or more intermediaries. "Group" shall have the same meaning as in section 13(d) of the Securities Exchange Act of 1934, and "beneficial ownership" shall have the meaning set forth in Rule 13d-3 of the Securities and Exchange Commission adopted under the Securities Exchange Act of 1934.

      (i) Executive will not be required to mitigate the amount of any payment provided for in this Letter Agreement by seeking other employment or otherwise.

      (j) Executive acknowledges that the arrangements described in this Letter Agreement will be the only obligations of the Company or its affiliates in connection with any determination by the Company to terminate Executive's employment with the Company. This Letter Agreement does not terminate, alter, or affect Executive's rights under any plan or program of the Company in which Executive may participate (including the incentive program described in Schedule A hereto), except as explicitly set forth herein. Executive's participation in such plans or programs will be governed by the terms of such plans and programs.

7. Definitions of Competition and Solicitation.

      (a) For purposes of Section 6(d) of this Letter Agreement, Executive shall be deemed to have engaged in "Competition" with the Company if, without prior written approval of the Board of Directors of the Company, Executive directly or indirectly through any other person, firm or corporation, whether individually or in conjunction with any other person, or as an employee, agent, consultant, representative, partner or holder of any interest in any other person, firm, corporation or other association during any portion of the term of this Letter Agreement or any renewals or extensions hereof or the period of salary continuation referred to in Section 6(a), competes with, or encourages or assists others to compete with, or solicit orders or otherwise participates in business transactions or provides services in competition with, the business engaged in by the Company at any time during the term of Executive's employment (unless such business shall have been abandoned by the Company.) Executive acknowledges that the Company's products are marketed throughout the United States, that therefore the Company is engaged in business in every county and state of the United States and that the foregoing definition of "competition" includes competition in every county and state of the United States as well as in foreign countries.

      (b) For purposes of Section 6(d) of this Letter Agreement "Solicitation" shall mean (a) soliciting, enticing, or inducing any Customer (as defined below) to become a client, customer, OEM, distributor, or reseller of any other person, firm or corporation with respect to, or provide, products or services which are competitive with products or services then sold or under development by the Company or to cease doing business with the Company or authorizing or knowingly approving the taking of such actions by any other person or (b) soliciting, enticing, or inducing directly or indirectly, or hiring any person who presently is or at any time during the term hereof shall be an employee of the Company to become employed by any other person, firm or corporation or to leave his or her employment with the Company or authorizing or approving any such action by any other person or entity. Providing a reference for an employee of the Company will not, however, constitute Solicitation if the employee has decided to leave the employ of the Company, is seeking other employment, and requests the reference.

      (c) For purposes of this Section 7, "Customer" means any person or entity which at the time of determination, if made prior to termination of employment, or, after termination of employment, at the time of such termination, shall be, or shall have been within two years prior to such time, a client, customer, OEM, distributor, or reseller of the Company or a bona fide prospect to become any of the foregoing.

      (d) Competition shall not include investing in the securities of any corporation having securities listed on a national securities exchange, the Nasdaq National Market, or the Nasdaq SmallCap Market, provided that such investment does not exceed 5% of any class of securities of any corporation engaged in business in competition with the Company, and provided that such ownership represents a passive investment and that neither Executive nor any group of persons including him, in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

      (e) Executive acknowledges (i) that his experience and capabilities are such that the conditions in Section 6(d) to his receiving the severance benefits referred to in Section 6 will not prevent him from obtaining employment or otherwise earning a living at the same general economic benefit as reasonably required by him without losing the severance benefits; and (ii) that he has, prior to the execution of this Letter Agreement, reviewed this Letter Agreement with his legal counsel. Executive acknowledges that the provisions contained in this Section 7 and in Section 6(d) are reasonable and necessary to protect the legitimate business interests of the Company and that the Company would not have entered into this Letter Agreement in the absence of such provisions.

8. Other Payments in the Event of Termination of Employment. In the event of termination of Executive's employment for any reason, Executive will be entitled to receive upon such termination payment of all accrued, unpaid salary to the date of termination and a "pro rata portion" of his "bonus for the year of termination" (as those terms are defined below). "Pro rata portion" means the number of days in the year of termination up to and including the date of termination divided by the total number of days in that full year. The "bonus for the year of termination" means the amount the Executive would have been likely to earn if he had been employed for the full year, as determined in good faith by the Board of Directors of the Company or a committee thereof.

9. Withholding; Nature of Obligations. The Company will withhold applicable taxes and other legally required deductions from all payments to be made hereunder. The Company's obligations to make payments under this Letter Agreement are unfunded and unsecured and will be paid out of the general assets of the Company.

10. Representations and Covenants of Executive. Executive represents and warrants to the Company that: (a) he has full power and authority to enter into this Letter Agreement and to perform his duties hereunder, (b) the execution and delivery of this Letter Agreement and the performance of his duties hereunder shall not result in an actual (as opposed to merely asserted) breach of, or constitute an actual (as opposed to merely asserted) default under, any agreement or obligation to which he may be bound or subject, including without limitation any obligations of confidentiality, noncompetition, nonsolicitation or use of information, (c) this Letter Agreement represents a valid, legally binding obligation on him and is enforceable against him in accordance with its terms except as the enforceability of this Letter Agreement may be subject to or limited by general principles of equity and by bankruptcy or other similar laws relating to or affecting the rights of creditors, (d) to Executive's knowledge, the services contemplated by this Letter Agreement do not (i) infringe any third party's copyright, patent, trademark, trade secret or other proprietary right, or (ii) violate any law, statute, ordinance or regulation, and (e) the Executive has resigned from all positions as an employee, officer, director or executive of Impath. Executive covenants to the Company that during the term of this Letter Agreement (a) he shall not (i) intentionally use, in connection with his employment with the Company, any confidential or proprietary information or materials belonging to any third person or entity, or (ii) knowingly violate any law, statute, ordinance or regulation and (b) he shall not breach (i) any agreement with any third party to keep in confidence any confidential or proprietary information, knowledge or data acquired prior to his execution of this Letter Agreement or
(ii) any obligations of confidentiality, noncompetition, nonsolicitation or use of information.

11. Miscellaneous. The Letter Agreement will inure to the benefit of Executive's personal representatives, executors, and heirs. In the event Executive dies while any amount payable under this Letter Agreement remains unpaid, all such amounts will be paid to the parties legally entitled thereto in accordance with the terms and conditions of this Letter Agreement. No term or condition set forth in this Letter Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an officer of the Company authorized to sign such writing by the Board of Directors of the Company or an authorized committee thereof. This Letter Agreement will be construed and enforced in accordance with the laws of the State of California without regard to the conflicts of laws of any state. Any controversy or claim arising out of or relating to this Letter Agreement, or the breach thereof, will be settled by arbitration in Los Angeles or Orange County, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, using one arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

      If this Letter Agreement sets forth our agreement on the subject matter hereof, kindly sign and return to us the enclosed copy of this Letter Agreement which will then constitute our legally binding agreement on this subject.

                                   Sincerely,

                                   CHROMAVISION MEDICAL SYSTEMS, INC.

                                   --------------------------------------
                                   By:
                                   Title:

I agree to the terms and conditions of this Letter Agreement

-----------------------------------------
Richard J. Cote, M.D.

                                   SCHEDULE A

                            EQUITY INCENTIVE PROGRAM
                              RICHARD J. COTE, M.D.

BUSINESS ESTABLISHMENT GRANT: Assuming Executive remains in Continued Service through March 31, 2005, on March 31, 2005, Executive shall be granted up to 150,000 shares of restricted stock, in the event that he has achieved the business establishment objectives set forth below (the "Business Establishment Grant"). As used herein, "Continued Service" means Executive serving as a full time employee of the Company or, following March 31, 2005, Executive devoting, if requested by the Company, at least 20% of his business time and attention to the Company as a consultant or employee under terms that are mutually agreed by the Company and Executive. The Business Establishment Grant shall vest over three-years of Continued Service from the date of grant in equal 1/6 increments on each 6-month anniversary of the date of grant. The Compensation Committee of the Board of Directors of the Company shall, in its sole but reasonable discretion, determine the number of shares to be granted, consistent with its determination as to the degree to which such objectives have been achieved.

      -     Raise $15-20mm; cultivate analyst support

      -     Support recruitment and integration of a new CEO

      -     Identify and recruit medical leadership and other key hires

      -     Lead brand definition and market education

      -     Clinical labs licensed and in service:

      -     IHC services - April 15

      -     Full range of oncology diagnostics - September 30

      -     Retention of current team


BUSINESS PARTICIPATION GRANTS: Subject to remaining in Continued Service until March 31 of the applicable year, on March 31 of each calendar year from 2005-2009, Executive shall be granted a number of shares of restricted stock equal to the product of (a) the increase (if any) in Clinical Services Revenue over the prior year's Clinical Service Revenue (the "Incremental Growth"), multiplied by (b) the percentage indicated below subject to proportionate adjustment for any stock split, reverse stock split, stock dividend or similar event occurring after the date hereof (collectively, the "Business Participation Grants"). Each separate Business Participation Grant shall vest over three-years of Continued Service from the date of grant in equal 1/6 increments on each 6 month anniversary of the date of grant. Except as otherwise expressly provided herein or in the Letter Agreement, in the event Executive's employment or consulting relationship with the Company is terminated such that following such termination Executive is no longer in engaged in Continued Service, Executive shall forfeit any shares of restricted stock covered by Business Participation Grants that have not vested as of the termination date to the Company. "Clinical Service Revenue" means revenues of the Company from all clinical laboratory services including all Access services; provided, however, that with respect to revenues arising from any business acquired by the Company after the date hereof (whether as a result of an asset acquisition, merger or otherwise), "Clinical Service Revenue" shall only include incremental growth revenue (to the extent such growth revenue constitutes Clinical Services Revenue) arising from the acquired business following the date of acquisition and shall not include any base revenues generated from such acquired business following the date of acquisition. Without limiting the generality of the foregoing, the parties agree that Clinical Services Revenue for 2003 was equal to $2.6 million.

 Date of Grant                          Percentage factor
 -------------                          -----------------
March 31, 2005                    2004 Incremental Growth - 1%
March 31, 2006                    2005 Incremental Growth - 1%
March 31, 2007                    2006 Incremental Growth - 0.5%
March 31, 2008                    2007 Incremental Growth - 0.33%
March 31, 2009                    2008 Incremental Growth - 0.25%

An example of potential outcomes under this equation assuming Continued Service through March 31, 2009 is set forth on the following page.

         EXAMPLE OF POTENTIAL OUTCOMES FOR BUSINESS PARTICIPATION GRANTS
                           (ALL NUMBERS IN THOUSANDS)

         $000                            START-UP                              EXPANSION
                           -----------------------------------     --------------------------------
COTE PARTICIPATION         UP FRONT      YEAR 1         YEAR 2     YEAR 3        YEAR 4      YEAR 5
------------------         --------      ------         ------     ------        ------      ------
Clinical Service Revenue      0          $4,000        $20,000     $45,000    $100,000     $165,000
Y-o-Y Increase                           $4,000        $16,000     $25,000     $55,000      $65,000

Revenue Grants

            Factor                         1.00%          1.00%       0.50%       0.33%        0.25%

            # of Shs                         40            160         125         182          163
                                         ======        =======     =======     =======      =======

                                         ======        =======     =======     =======      =======

CHANGE OF CONTROL: In the event of a Change of Control, all shares of restricted stock covered by any outstanding Business Establishment Grant or Business Participation Grants will become immediately vested in full. In addition, in the event the Change of Control occurs after January 1 of any calendar year from 2005-2009, upon the closing of the Change in Control, Executive will receive a pro rata portion of the Business Participation Grant for the year of the Change of Control. For purposes of this paragraph, (i) the "Business Participant Grant for year of the Change of Control" means the Business Participation Grant the Executive would have received if the Incremental Growth in Clinical Services Revenue for the period from January of the year in which the Change of Control occurs through the date of the Change of Control was annualized for the entire year, and (ii) the "pro rata portion" means the number of days in the calendar year of the Change of Control up to and including the date of the Change of Control divided by the total number of days in that full calendar year.

TERMINATION OF CONTINUED SERVICE AFTER EXPIRATION OF TERM: If Executive remains in Continued Service after the expiration of the Term and Executive's service is thereafter terminated, Executive shall receive the following benefits:

      (a) In the event Executive's Continued Service is terminated by reason of Executive's death or disability, then Executive shall receive the benefits under
Section 6(b)(i) and (iii) of the Letter Agreement.

      (b) Subject to clause (a) above, in the event Executive's Continued Service is terminated by the Company with cause, or Executive notifies the Company that he does not intend to devote at least 20% of his business time and attention to the Company, or Executive fails to devote such time and attention to the Company upon request by the Company, vesting of any outstanding awards granted to Executive by the Company shall immediately cease and the Company shall have no further obligations to Executive under the Letter Agreement (including this Schedule A).

      (c) Subject to clauses (a) and (b) above, in the event Executive's Continued Service is terminated by the Company without cause or the Company notifies Executive that it does not intend to request Executive to devote at least 20% of his business time and attention to the Company, Executive shall nonetheless be deemed to be in Continued Service for purposes of this Schedule A.

      (d) For purposes of this Schedule A, "cause" means (a) Executive's failure to adhere to any written policy of the Company if Executive has been given a reasonable opportunity to comply with such policy and cure Executive's failure to comply (which reasonable opportunity to cure must be granted for a period of ten days); (b) Executive's appropriation (or attempted appropriation) of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (c) Executive's misappropriation (or attempted misappropriation) of any of the Company's funds or property (including without limitation trade secrets and other intellectual property); (d) Executive's actual (as opposed to merely asserted) breach or default under any other agreements or obligations provided for in previous employment agreements including provisions related to obligations of confidentiality, non-competition, non-solicitation or use of information; (e) actual (as opposed to merely asserted) legal prohibitions on Executive's ability to provide services to the Company contemplated by this Letter Agreement arising from Executive's fiduciary or other duties or obligations to Executive's most recent employer (prior to Executive's becoming a consultant to the Company); (f) Executive's conviction of, or Executive's entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof; (g) Executive's breach or default of any confidentiality, non-competition, non-solicitation, or use of information obligation or agreement between the Company and Executive or Executive's engaging in any act of Competition or Solicitation; or (h) Executive's failure to provide at least 20% of his business time and attention to the Company as a consultant or employee if requested by the Company.

      (e) For purposes of this Schedule A, Executive shall be deemed to have engaged in "Competition" with the Company if, without prior written approval of the Board of Directors of the Company, Executive directly or indirectly through any other person, firm or corporation, whether individually or in conjunction with any other person, or as an employee, agent, consultant, representative, partner or holder of any interest in any other person, firm, corporation or other association during his Continued Service following the expiration of the Term, competes with, or encourages or assists others to compete with, or solicit orders or otherwise participates in business transactions or provides services in competition with, the business engaged in by the Company at any time during the term of such Continued Service (unless such business shall have been abandoned by the Company.) Executive acknowledges that the Company's products are marketed throughout the United States, that therefore the Company is engaged in business in every county and state of the United States and that the foregoing definition of "competition" includes competition in every county and state of the United States as well as in foreign countries.

      (f) For purposes of this Schedule A, "Solicitation" shall mean (a) soliciting, enticing, or inducing any Customer (as defined below) to become a client, customer, OEM, distributor, or reseller of any other person, firm or corporation with respect to, or provide, products or services which are competitive with products or services then sold or under development by the Company or to cease doing business with the Company or authorizing or knowingly approving the taking of such actions by any other person or (b) soliciting, enticing, or inducing directly or indirectly, or hiring any person who presently is or at any time during the term hereof shall be an employee of the Company to become employed by any other person, firm or corporation or to leave his or her employment with the Company or authorizing or approving any such action by any other person or entity. Providing a reference for an employee of the Company will not, however, constitute Solicitation if the employee has decided to leave the employ of the Company, is seeking other employment, and requests the reference.

      (g) For purposes of this Schedule A, "Customer" means any person or entity which at the time of determination, if made prior to termination of Continued Service, or, after termination of Continued Service, at the time of such termination, shall be, or shall have been within two years prior to such time, a client, customer, OEM, distributor, or reseller of the Company or a bona fide prospect to become any of the foregoing.

      (h) Competition shall not include investing in the securities of any corporation having securities listed on a national securities exchange, the Nasdaq National Market, or the Nasdaq SmallCap Market, provided that such investment does not exceed 5% of any class of securities of any corporation engaged in business in competition with the Company, and provided that such ownership represents a passive investment and that neither Executive nor any group of persons including him, in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

WITHHOLDING: Notwithstanding anything to the contrary, no shares of Common Stock (including shares of restricted stock that have vested) shall be delivered to the Executive until the Executive has remitted to the Company (by cash or check) an amount sufficient to satisfy federal, state, local and foreign taxes (including the Executive's FICA obligation) required by law to be withheld with respect to the issuance, vesting, or exercise of the Options, Business Establishment Grants or Business Participant Grants.

                                    EXHIBIT A

                          GENERAL RELEASE AND AGREEMENT

      This GENERAL RELEASE AND AGREEMENT (hereinafter the "Release") is made and entered into as of this day of __, _______, 2004, by and between CHROMAVISION MEDICAL SYSTEMS, INC. (the "Company") and Richard J. Cote, M.D. ("Employee").

      1. Background. The parties hereto acknowledge that this Release is being entered into pursuant to the terms of the Letter Agreement, dated _________, 2004 (the "Letter Agreement"), between the Company and Employee. As used in this Release, any reference to the Company shall include its predecessors and successors and, in their capacities as such, all of its present, past, and future directors, officers, employees, attorneys, insurers, agents and assigns, as well as all Company affiliates, subdivisions, subsidiaries and parents, including without limitation Safeguard Scientifics, Inc. and its subsidiaries (collectively, the "Company Affiliates") and their respective past, present and future directors, officers, employees, consultants, attorneys, insurers, agents and assigns; and any reference to Employee shall include, in their capacities as such, his attorneys, heirs, administrators, representatives, agents, and assigns.

      2. Resignation from Boards. Employee shall, and hereby does resign from such Boards and officer positions with the Company and all affiliates and partner companies of the Company as such employee holds on the date hereof. In this regard, if requested, Employee agrees to pre-sign and deliver to the Company resignation letters acceptable to the Company in order to effect Employee's resignation from certain companies and entities, and we may submit other such letters from time to time, although nothing contained herein shall prohibit Employee from resigning from such boards and officer positions at an earlier time.

      3. General Release.

            (a) Employee, for and in consideration of the special transition services and corresponding separation payments and other benefits offered to him by the Company specified in the Letter Agreement that accompanies this Release and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and the Company Affiliates, of and from any and all causes of actions, suits, debts, claims, and demands whatsoever in law or in equity, which he/she ever had, now has, or hereafter may have or which his or her heirs, executors or administrators may have, by reason of any matter, cause, or thing whatsoever, from the beginning of his or her employment with the Company and/or the Company Affiliates to the date of this Release, and particularly, but without limitation, any claims arising from or relating in any way to his or her employment or the separation of his or her employment relationship with the Company, including, but not limited to, any claims arising under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., ("Title VII"), the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. ("the ADEA"), the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq. ("ADA"), the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 301, et seq., as amended ("ERISA"), and any and all other federal, state or local laws, and any common law claims now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs.

            (b) By signing this Release, Employee represents that Employee has not commenced any proceeding against the Company or any Company Affiliate in any forum (administrative or judicial) concerning Employee's employment.

            (c) Employee agrees and covenants not to sue or to bring, or assign to any third person, any claims or charges against the Company or any Company Affiliate with respect to any known matter arising before the date of this Release or covered by the release and not to assert against the Company or any Company Affiliate in any action, grievance, suit, litigation or proceeding any known matter before the date of this Release or covered by the release. Employee agrees that in the event of a breach of any covenant of this Release by Employee, the Company or any Company Affiliate damaged as a result of such breach shall be entitled to recover attorneys' fees and costs in an action relating to such breach, in addition to compensatory damages.

            (d) Anything herein to the contrary notwithstanding, neither party is released from any of his, her or its obligations under this Release or the Letter Agreement, and each party confirms that such obligations are the only obligations of the Company or its affiliates in connection with the cessation of Employee's service with the Company.

            (e) Employee acknowledges that this Release extends to all causes of action, suits, debts, claims and demands referred to in (a) above, known or unknown, suspected or unsuspected. By signing this Release, Employee expressly waives all rights under Section 1542 of the California Civil Code, which reads in full as follows:

            "A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

            (f) By signing this Release and the Letter Agreement and by making the payments and providing the benefits contemplated by the Letter, the Company does not admit any liability, wrongdoing or fault and expressly denies any such liability, wrongdoing or fault.

      4. Confidentiality; Non-Disparagement.

            (a) Except to the extent required by law, including SEC disclosure requirements, the Employee agrees that the terms of this Release will be kept confidential by Employee, except that Employee may advise his or her family and confidential advisors.

            (b) Employee will not at any time knowingly reveal to any person or entity any of the trade secrets or confidential information of the Company or the Company Affiliates or of any third party which the Company is under an obligation to keep confidential (including, but not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans, and proposals), and Employee shall keep secret all confidential matters relating to the Company or the Company Affiliates and shall not use or attempt to use any such confidential information in any manner which injures or causes loss or may reasonably be calculated to injure or cause loss whether directly or indirectly to the Company or the Company Affiliates. These restrictions contained in this sub-paragraph (b) shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Employee; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company or the Company Affiliate; or, (iv) information that may be required by law or an order of the court, agency or proceeding to be disclosed; provided, Employee shall provide the Company notice of any such required disclosure once Employee has knowledge of it and will help the Company at the Company's expense to the extent reasonable to obtain an appropriate protective order.

            (c) Employee represents that Employee has not taken, used or knowingly permitted to be used any notes, memorandum, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation, or other materials of any nature relating to any matter within the scope of the business of the Company, the Company Affiliates, or their partner companies or concerning any of its dealings or affairs otherwise than for the benefit of the Company or the Company Affiliates. Employee shall not, after his or her termination of employment, use or knowingly permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation, or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company, the Company Affiliate or client of the same, as the case may be, and that immediately upon the effectiveness of Employee's resignation from employment, Employee shall deliver all of the foregoing, and all copies thereof, to the Company at its main office.

            (d) In accordance with normal ethical and professional standards, the Company and Employee agree that they shall not in any way engage in any conduct or make any statement that would defame or disparage the other, or make to, or solicit for, the media or others, any comments, statements (whether written or oral), and the like that may be considered to be derogatory or detrimental to the good name or business reputation of either party. It is understood and agreed that the Company's obligation under this paragraph extends only to the conduct of the Company's senior officers. The only exception to the foregoing shall be in those circumstances in which Employee or the Company is obligated to provide information in response to an investigation by a duly authorized governmental entity or in connection with legal proceedings.

      5. Indemnity.

            (a) This Release shall not release the Company or any of its insurance carriers from any obligation it or they might otherwise have to defend and/or indemnify Employee and hold him/her harmless from any claims made against him/her arising out of his/her activities as director or officer of the Company, to the same extent as the Company or its insurance carriers are or may be obligated to defend and/or indemnify and hold harmless any other director or officer and the Company affirms its obligation to provide indemnification to Employee as a director, officer, former director, or former officer of the Company, as set forth in the Company's bylaws and charter documents in effect on the date of the Letter Agreement.

            (b) Employee agrees that Employee will personally provide reasonable assistance and cooperation to the Company, at the Company's expense, in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company.

      6. General.

            (a) Employee understands that this Release is revocable by Employee for a period of seven (7) days following execution of the Release. This Release shall not become effective or enforceable until this seven (7) day revocation period has ended.

            (b) Employee has carefully read and fully understands all the provisions of the Notice and the Release which sets forth the entire agreement between Employee and the Company, and Employee acknowledges that Employee has not relied upon any representation or statement, written or oral, not set forth in this document.

            (c) Employee agrees that any breach of this Release or corresponding Letter Agreement by Employee will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder.

            (d) No term or condition set forth in this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and a duly authorized officer of the Company.

            (e) Any waiver by the Company of a breach of any provision of this Release shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

      IN WITNESS WHEREOF, the parties have executed this Release as of the date written above.

Dated:_______________                       ________________________________
                                                     NAME

                                            CHROMAVISION MEDICAL SYSTEMS, INC.

Dated: _______________                      By: _____________________________
                                                Stephen T. D. Dixon
                                                Executive Vice President and
                                                Chief Financial Officer